1.	Issuer
San Francisco CA State
Building Authority
2.	Date of purchase:
11/18/15 (Trade Date)
3.	Underwriter from
whom purchased:
William Blair
4.	Name of Affiliated
Broker-Dealer (as
defined in the
Rule 10f-3
Procedures)
managing or
participating in
syndicate (attach
list of all
members of
syndicate):
City National Securities
(*see list below)
5.	Aggregate
principal amount
of purchase:
$1,118,890.00
6.	Aggregate
principal amount
of offering:
$103,430,000.00
7.	Purchase price
(Net of fees and
expenses):
$111.889
8.	Date offering
commenced:
11/17/15 (institutional
order period)
9.	Offering price at
close of first
full business day
on which any sales
are made:
$111.889
10.	Commission,
spread or profit:
n/a
11.	Have the following conditions been
satisfied:

Ye
s
N
O
a.	Registered Public
Offerings:  The
securities are a
part of an issue
registered under
the Securities
Act of 1933,
which is being
offered to the
public:

X
b.	Rule 144A
Offerings:  The
securities are
(i) offered or
sold in
transactions
exempt from
registration
under section
4(2) of the 1934
Act, Rule 144A
thereunder, or
Rules 501- 508
thereunder; (ii)
the securities
are sold to
qualified
institutional
buyers, as
defined in Rule
144(a)(1); and
(iii) the
securities are
eligible for
resale to other
qualified
institutional
buyers pursuant
to Rule 144A.

X
c.	In respect of any
securities other
than municipal
securities, the
issuer of such
securities has
been in
continuous
operation for not
less than three
years (including
the operations of
predecessors).
n/a
n/a
d.	The securities
were purchased
prior to the end
of the first day
on which any
sales were made,
at a price that
was not more than
the price paid by
each other
purchaser of
securities in
that offering or
in any concurrent
offering of the
securities
(except, in the
case of an
Eligible Foreign
Offering, for any
rights to
purchase that are
required by law
to be granted to
existing security
holders of the
issuer),
provided,
however, that if
the securities
were offered for
subscription upon
exercise of
rights, the
securities were
purchased on or
before the fourth
day preceding the
day on which the
rights offering
terminated.
X

e.	The underwriting
was a firm
commitment
underwriting.
X

f.	The commission,
spread or profit
was reasonable
and fair in
relation to that
being received by
others for
underwriting
similar
securities during
the same period.
X

g.	The amount of
securities of any
class of such
issue purchased
by all of the
series of the
Fund advised by
the Adviser, all
investment
companies advised
by the Adviser,
and all accounts
with respect to
which the Adviser
has investment
discretion if the
Adviser exercised
such investment
discretion with
respect to the
purchase, did not
exceed 25% of the
principal amount
of the offering
of such class or
if purchased in a
Rule 144A
Offering, 25% of
the total of :
(i) the principal
amount of the
offering of such
class sold by
underwriters or
members of the
selling syndicate
to qualified
institutional
buyers as defined
in Rule
144A(a)(1) plus
(ii) the
principal amount
of the offering
of such class in
any concurrent
public offering.
X

h.	No Affiliated
Underwriter was
(i) a direct or
indirect
participant or
benefited
directly or
indirectly from,
the purchase; or
(ii) in respect
to the purchase
of Eligible
Municipal
Securities, such
purchase is not
designated as a
group sale or
otherwise
allocated to the
account of any
person from whom
this paragraph
prohibits the
purchase.
X




Approved
:
/s/ Greg
Kaplan
Greg
Kapla
n
Date: 11/18/15



Board of
Trustees
Review
Date:





*4. List of all members of syndicate

Ramirez & Co., Inc.
William Blair & Company, L.L.C.
Baylock Beal Van, LLC
Mischler Financial Group, Inc.
Alamo Capital
City National Securities, Inc.
Fidelity Capital Markets
Great Pacific Securities Inc.
HilltopSecurities
Hutchinson, Shockey, Erley & Co.
Janney Montgomery Scott LLC
Prager & Co., LLC
Raymond James & Associates, Inc.
Wells Fargo Securities (trade name for Wells Fargo bank, N.A.)